Contact:
Allison Wey
Senior Director
Investor Relations and Corporate Affairs
Par Pharmaceutical Companies, Inc.
(201) 802-4000

PAR PHARMACEUTICAL FILES FORM 10-Qs
FOR FIRST AND SECOND QUARTERS OF 2007

Revises 2007 Full-Year Financial Outlook

Woodcliff Lake, N.J., November 21, 2007 - Par Pharmaceutical Companies, Inc. (NYSE:PRX) today filed with the U.S. Securities and Exchange Commission (SEC) its Form 10-Q for the first and second quarters of 2007. The filing of Par’s Form 10-Qs for these periods had been delayed due to the work involved in restating its consolidated financial statements for certain prior periods, which were filed earlier this year.

First-Quarter Results

For the first quarter ended March 31, 2007, Par reported total revenues of $234.2 million and net income of $41.5 million, or $1.19 per diluted share. This is compared with reported revenues of $172.3 million and net income of $4.5 million, or $0.13 per diluted share, for the same period in 2006.

First quarter 2007 reported, or GAAP, results included a $20.0 million gain on the sale to Optimer Pharmaceutical, Inc. of marketing rights to the investigational drug Difimicin (Par 101), a $1.4 million investment gain on the sale of shares of Optimer common stock, and net settlement gains of $0.6 million related to the discontinuation of certain product-development agreements. Adjusting for these items, net income for the first quarter of 2007 was $28.1 million, or $0.80 per diluted share.

First-Quarter Review

For the first quarter ended March 31, 2007, total revenues increased 35.9 percent compared with the same period in 2006 due primarily to new product introductions. These products include propranolol HCl extended release (ER) capsules, metoprolol succinate, polyethylene glycol, and ranitidine HCl syrup achieving sales of $31.3 million, $12.3 million, $4.3 million and $4.2 million, respectively. Partially offsetting the increases were lower sales of certain existing products due to competitive pressures, including fluticasone, paroxetine, tramadol HCl and cefprozil. Revenues of branded products for the first quarter of 2007 of $19.5 million, an increase of 137 percent over the prior year period, were driven by increased sales of Megace® ES (megestrol acetate) oral suspension, and fees related to the co-promotion of AndroGel®.

Par’s first-quarter gross margin was 37.4 percent of sales, compared to 28.5 percent in 2006. The increase in the Company’s gross margin resulted primarily from increased sales of higher-margin products, including Megace® ES and propranolol ER, royalties related to the sale of ondansetron orally disintegrating tablets and the co-promotion fee for AndroGel®.

Research and development (R&D) expenses increased 1.3 percent for the first quarter 2007 compared with the first quarter 2006. The results reflect increased development costs in support of Par’s generic product portfolio tempered by reduced clinical development costs following the termination of the megestrol acetate concentrated suspension oncology study in 2006 and the termination of Par’s participation in the development of Par 101, as well as lower personnel costs following the restructuring of the R&D organization.

Selling, general and administrative (SG&A) expenses for the first quarter 2007 increased 14.9 percent from first quarter 2006. The increase is primarily due to an increase of the field sales force for Strativa, the Company’s branded division, as well as the expansion of the finance and accounting functions and increased professional costs associated with the Company’s restatement.

Second-Quarter and Six-Month Results

For the second quarter ended June 30, 2007, Par reported total revenues of $167.6 million and net income of $2.8 million, or $0.08 per diluted share. This is compared with reported revenues of $195.2 million and a net loss of $7.2 million, or $0.21 per diluted share, for the same period in 2006. For the six months ended June 30, 2007, Par reported total revenues of $401.9 million and net income of $44.3 million, or $1.27 per diluted share. This is compared with reported revenues of $367.6 million and a net loss of $2.7 million, or $0.08 per diluted share, for 2006.

Second-quarter 2007 reported, or GAAP, results included a $6.0 million investment loss and a $3.0 million license fee paid to Immtech Pharmaceuticals for commercialization rights to the developmental drug pafuramidine maleate, both of which are discussed in more detail below, in addition to $1.6 million of severance costs. Adjusting for these items, net income for the second quarter of 2007 was $9.3 million, or $0.27 per diluted share. By comparison, second-quarter 2006 reported results included a write-off of approximately $10.0 million of accounts receivable relating to invalid customer deductions and $5.2 million of expense relating to the write-down of an equity investment and an arbitration settlement. Adjusting for these items, net income for the second quarter 2006 was $2.1 million, or $0.06 per diluted share.

Net income for the first six months of 2007 was $37.4 million, or $1.07 per diluted share, after adjusting for the aforementioned items. By comparison, reported results for the first six months of 2006 included the 2006 second-quarter items discussed above. Adjusting for these items, net income for the first six months of 2006 was $6.6 million, or $0.19 per diluted share. [See reconciliation between reported (GAAP) and adjusted net income (loss) at the end of this press release.]

Second-Quarter Review

For the second quarter ended June 30, 2007, total revenues decreased 14.1 percent compared with the same period a year earlier as increased competition resulted in lower sales of generic products. Among these products, sales of fluticasone nasal spray declined by $26.9 million from the second quarter of 2006. Partially offsetting these decreases were sales of recently introduced products. Among the products introduced since the end of the second quarter of 2006, metoprolol extended release (ER) 25 mg tablets achieved sales of $17.3 million and propranolol ER capsules contributed sales of $10.4 million. Par markets fluticasone in the U.S. through a supply and distribution agreement with GlaxoSmithKline. Par markets metoprolol ER in the U.S. through a supply and distribution agreement with AstraZeneca. Sales of Megace® ES (megestrol acetate) oral suspension increased 124 percent to $19.1 million in the second quarter.

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Par’s second-quarter gross margin was 33.7 percent of sales, compared to 28.1 percent in 2006. The increase in the Company’s gross margin resulted primarily from increased sales of higher-margin products, including Megace® ES and propranolol ER, royalties related to the sale of ondansetron orally disintegrating tablets and the co-promotion fee for AndroGel®.

Research and development (R&D) expense decreased 18.7 percent to $14.3 million in the second quarter of 2007, driven by reduced clinical development costs related to Megace® ES, the termination of Par’s participation in the development of Par 101, as well as lower personnel costs. These reductions were partially offset by a $3.0 million license fee paid to Immtech Pharmaceuticals for commercialization rights to their lead oral drug candidate, pafuramidine maleate, which is being developed for the treatment of pneumocystis pneumonia in AIDS patients. In June 2007, Par entered into an exclusive licensing agreement with Immtech for U.S. commercialization rights.

Second-quarter selling, general and administrative (SG&A) expense decreased 20.8 percent to $34.0 million. The decrease in 2007 SG&A expense was primarily due to the second-quarter 2006 write-off of approximately $10.0 million of accounts receivable relating to invalid customer deductions.

In the second quarter of 2007, Par recorded a $6.0 million loss relating to an investment in a fund comprised of various floating-rate structured finance securities that experienced a severe reduction in value.

2007 Financial Outlook

Par has revised its previously announced guidance for full-year 2007 earnings per diluted share to $1.35-$1.50 from $0.95-$1.10. This increase is driven by a delay in the anticipated impact of competition on the pricing and volume environment of certain generic products, specifically, propanolol, fluticisone, metroprolol, and cabergoline. However, the Company is experiencing significant competition on price and volume of propranolol, fluticasone, and metroprolol in the fourth quarter.

The Company’s projections are based on its results for the first six months of 2007 and management’s assumption of the impact of product competition on some of Par’s key products and include the impact of certain one-time items and lower SG&A costs.

Total net revenue is expected to be between $760-$780 million. SG&A is expected to be $130-$133 million, including approximately $2 million in severance costs. Research and development cost is projected to be in the range of $75-$80 million, including approximately $19 million in branded milestone payments. Total projected expenses for the full-year include approximately $18-$20 million of share-based compensation and $24-$26 million of depreciation and amortization expenses. Adjusting for one-time items, full year earnings per diluted share is projected to be $1.40-$1.55. [See summary of estimated operating results for full year 2007 at the end of this press release.]

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Stock Repurchase Program

Since October 1, 2007, Par has repurchased 1,643,094 shares of its common stock at a total cost of $31.5 million. On September 28, 2007, Par announced that its Board of Directors had authorized the repurchase of up to $75 million of the company’s common stock.

Conference Call

Par has scheduled a conference call for Wednesday, November 21 at 9:00 am EST to discuss results for first and second quarters of 2007. Par invites investors and the general public to listen to a webcast of the conference call. Access to the live webcast can be made via the Company’s website at http://www.parpharm.com and will be available for at least 30 days. The dial-in number is 866-770-7120 for domestic callers and 617-213-8065 for international callers. The access number is 88770486. A replay of the conference call will be available commencing approximately one hour after the call. The replay dial-in number is 888-286-8010 for domestic callers and 617-801-6888 for international callers. The access number is 18960113.

For a copy of Par’s Form 10-Qs for the quarterly periods ended March 31, 2007 and June 30, 2007, visit Investors/SEC Filings on the Par web site at www.parpharm.com.

Non-GAAP Measures

Par prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). In an effort to provide investors with additional information regarding the Company’s results and to provide a meaningful year-over-year comparison of the Company’s financial performance, the Company sometimes uses non-GAAP financial measures as defined by the Securities and Exchange Commission. The differences between the U.S. GAAP and non-GAAP financial measures are reconciled in the attached. In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance. Management uses the non-GAAP financial measures to evaluate the Company’s financial performance against internal budgets and targets. In addition, management internally reviews the results of the Company excluding the impact of certain items, as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods. Importantly, the Company believes non-GAAP financial measures should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

About Par

Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic drugs and innovative branded pharmaceuticals for specialty markets. For press release and other company information, visit www.parpharm.com.

Safe Harbor Statement

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking and, as such, are subject to risks and uncertainties, including the extent and impact of litigation arising out of the accounting issues described in the Company’s filings with the Securities and Exchange Commission (SEC), the difficulty of predicting FDA filings and approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, new product development and launch, reliance on key strategic alliances, uncertainty of patent litigation filed against the Company, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks and uncertainties detailed from time to time in the company's filings with the SEC, such as the Company's reports on Form 10-K, Form 10-Q and Form 8-K, and amendments thereto. Any forward-looking statements included in this press release are made as of the date hereof only, based on information available to the Company as of the date hereof, and, subject to any applicable law to the contrary, the company assumes no obligation to update any forward-looking statements.

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PAR PHARMACEUTICAL COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Data)
(Unaudited)

	June 30,	March 31,	December 31,
ASSETS	2007	2007	2006
Current assets:
Cash and cash equivalents	$184,238	$141,477	$120,991
Available for sale debt and marketable equity securities	169,243	119,754	92,120
Accounts receivable, net	47,123	147,030	99,043
Inventories	83,779	87,674	106,322
Prepaid expenses and other current assets	22,225	23,215	15,833
Deferred income tax assets	72,104	72,104	72,105
Income taxes receivable	6,605	6,608	12,422
Total current assets	585,317	597,862	518,836

Property, plant and equipment, at cost less accumulated depreciation and amortization	85,012	86,354	89,155
Available for sale debt and marketable equity securities	4,680	4,710	7,652
Investment in joint venture	5,387	5,304	5,292
Other investments	-	4,588	16,588
Intangible assets, net	41,371	44,674	47,880
Goodwill	63,729	63,729	63,729
Deferred charges and other assets	3,027	6,917	16,000
Non-current deferred income tax assets, net	49,714	49,278	49,545
Total assets	$838,237	$863,416	$814,677

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term and current portion of long-term debt	$200,824	$202,632	$204,469
Accounts payable	32,801	33,690	48,297
Payables due to distribution agreement partners	73,754	89,635	89,585
Accrued salaries and employee benefits	13,443	12,444	15,510
Accrued expenses and other current liabilities	23,112	22,154	18,833
Income taxes payable	4,438	20,815	16,974
Total current liabilities	348,372	381,370	393,668

Long-term debt, less current portion	-	-	-
Other long-term liabilities	13,482	13,246	-

Commitments and contingencies	-	-	-

Stockholders’ equity:
Preferred Stock, par value $0.0001 per share, authorized 6,000,000 shares; none issued and outstanding	-	-	-
Common Stock, par value $0.01 per share, authorized 90,000,000 shares, issued 36,345,466 and 36,335,215 and 35,901,276 shares	364	364	359
Additional paid-in-capital	263,446	257,394	254,013
Retained earnings	244,568	241,766	200,256
Accumulated other comprehensive gain (loss)	2,526	3,209	(431)
Treasury stock, at cost 941,035 and 920,558 and 889,245 shares	(34,521)	(33,933)	(33,188)
Total stockholders’ equity	476,383	468,800	421,009
Total liabilities and stockholders’ equity	$838,237	$863,416	$814,677

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PAR PHARMACEUTICAL COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	Three months ended
	March 31,	April 1,
	2007	2006

Revenues:
Net product sales	$222,589	$169,037
Other product related revenues	11,621	3,281
Total revenues	234,210	172,318
Cost of goods sold	146,521	123,150
Gross margin	87,689	49,168
Operating expenses:
Research and development	14,039	13,852
Selling, general and administrative	32,557	28,342
Settlements, net	(578)	-
Total operating expenses	46,018	42,194
Gain on sale of product rights	(20,000)	-
Operating income	61,671	6,974
Other expense, net	(19)	(39)
Equity in loss of joint venture	(148)	(253)
Realized gain on sale of marketable securities	1,397	-
Interest income	2,684	1,983
Interest expense	(1,718)	(1,694)
Income before provision for income taxes	63,867	6,971
Provision for income taxes	22,353	2,457
Net income	$41,514	$4,514

Earnings per share of common stock:
Basic	$1.20	$0.13
Diluted	$1.19	$0.13

Weighted average number of common shares outstanding:
Basic	34,618	34,259
Diluted	34,997	34,766

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PAR PHARMACEUTICAL COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	Three months ended		Six months ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006

Revenues:
Net product sales	$160,014	$190,583	$382,603	$359,620
Other product related revenues	7,626	4,655	19,247	7,937
Total revenues	167,640	195,238	401,850	367,557
Cost of goods sold	111,085	140,471	257,606	263,621
Gross margin	56,555	54,767	144,244	103,936
Operating expenses:
Research and development	14,277	17,557	28,316	31,409
Selling, general and administrative	33,999	42,941	66,556	71,283
Settlements, net	-	1,250	(578)	1,250
Total operating expenses	48,276	61,748	94,294	103,942
Gain on sale of product rights	-	-	(20,000)	-
Operating income (loss)	8,279	(6,981)	69,950	(6)
Other expense, net	(30)	142	(49)	104
Equity in loss of joint venture	(80)	(225)	(228)	(479)
Loss on marketable securities, net	(6,040)	(3,773)	(4,643)	(3,773)
Interest income	3,901	1,973	6,585	3,956
Interest expense	(1,727)	(1,693)	(3,445)	(3,388)
Income (loss) before provision (benefit) for income taxes	4,303	(10,557)	68,170	(3,586)
Provision (benefit) for income taxes	1,505	(3,352)	23,858	(896)
Net income (loss)	$2,798	$(7,205)	$44,312	$(2,690)

Earnings (loss) per share of common stock:
Basic	$0.08	$(0.21)	$1.28	$(0.08)
Diluted	$0.08	$(0.21)	$1.27	$(0.08)

Weighted average number of common shares outstanding:
Basic	34,676	34,454	34,647	34,368
Diluted	34,943	34,454	34,970	34,368

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Reconciliation Between Reported (GAAP) and Adjusted Net Income (Loss)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	April 1,
	2007	2006

Reported Net Income	$41,514	$4,514
Gain on Sale of Product Rights	(20,000)	─
Investment Gain	(1,397)	─
Net Settlements Gain	(578)	─
Estimated Tax on Adjustments	8,570	─
Adjusted Net Income (non-GAAP measure)	$28,109	$4,514

Diluted Earnings Per Share:
Reported	$1.19	$0.13
Adjusted (non-GAAP measure)	$0.80	$0.13

	Three Months Ended
	June 30,	July 1,
	2007	2006

Reported Net Income (Loss)	$2,798	$(7,205)
Net Investment Loss	6,040	3,773
License Fee	3,000	─
Severance Costs	1,643	─
Write-off of Accounts Receivable Relating to Invalid
Customer Deductions	─	9,965
Arbitration Settlement	─	1,502
Estimated Tax on Adjustments	(4,166)	(5,944)
Adjusted Net Income (non-GAAP measure)	$9,315	$2,091

Diluted Earnings (Loss) Per Share:
Reported	$0.08	$(0.21)
Adjusted (non-GAAP measure)	$0.27	$0.06

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Reconciliation Between Reported (GAAP) and Adjusted Net Income (Loss)
(In thousands, except per share data)
(Unaudited)

	Six Months Ended
	June 30,	July 1,
	2007	2006

Reported Net Income (Loss)	$44,312	$(2,690)
Gain on Sales of Product Rights	(20,000)	─
Net Investment Loss	4,643	3,773
License Fee	3,000	─
Severance Costs	1,643	─
Net Settlements Gain	(578)	─
Write-off of Accounts Receivable Relating to Invalid
Customer Deductions	─	9,965
Arbitration Settlement	─	1,502
Estimated Tax on Adjustments	4,404	(5,944)
Adjusted Net Income (non-GAAP measure)	$37,424	$6,606

Diluted Earnings (Loss) Per Share:
Reported	$1.27	$(0.08)
Adjusted (non-GAAP measure)	$1.07	$0.19

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Estimated Operating Results for Full Year 2007

Total Revenue	$760 - $780 million
SG&A	$130 - $133 million
R&D	$75 - $80 million
EPS (fully diluted)	$1.35 - $1.50
Other supplemental information
Depreciation & amortization	$24 - $26 million
Share-based compensation	$18 - $20 million

IMPACT OF ONE-TIME ITEMS (in millions, except per share amounts)	FY 2007
Severance	$2
Branded Milestone Payments	19
High Yield Investment Loss	6
PAR 101	(24)
Total One-Time Items	$3
EPS Impact (fully diluted)	$0.05
EPS (fully diluted) adjusted for one-time items	$1.40 - $1.55